Exhibit 99.1

CHF Solutions, Inc. Announces Pricing of $12.5 Million Underwritten Public Offering

EDEN PRAIRIE, Minn., August 19, 2020 (GLOBE NEWSWIRE) -- CHF Solutions, Inc. (NASDAQ:CHFS), a medical device company dedicated to improving the lives of patients suffering from fluid overload, today announced the pricing of an underwritten public offering of units for gross proceeds of approximately $12.5 million prior to deducting underwriting discounts and commissions and offering expenses payable by CHF Solutions. The offering is comprised of 27,774,195 Units, priced at a public offering price of $0.45 per unit, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $0.45 per share that expires on the fifth anniversary of the date of issuance.

The securities comprising the units are immediately separable and will be issued separately. The closing of the offering is expected to take place on or about August 21, 2020, subject to the satisfaction or waiver of customary closing conditions.

Ladenburg Thalmann & Co. Inc. is acting as sole book-running manager.  Maxim Group LLC is acting as co-manager in connection with the offering.

A total of 27,774,195 shares of common stock and warrants to purchase up to 27,774,195 shares of common stock will be issued in the offering. In addition, the Company has granted the underwriters a 45-day option to purchase up to 4,166,129 additional shares of common stock and additional warrants to purchase up to 4,166,129 shares of common stock, solely to cover over-allotments, if any, at the public offering price per share and per warrant, less the underwriting discounts and commissions.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-241454), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on August 18, 2020.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering is being made solely by means of a prospectus. A final prospectus relating to this offering will be filed by CHF Solutions with the SEC. When available, copies of the final prospectus can be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172 or by email at prospectus@ladenburg.com.

About CHF Solutions

CHF Solutions, Inc. (CHFS) is a medical device company dedicated to changing the lives of patients suffering from fluid overload through science, collaboration, and innovation. The company is focused on developing, manufacturing and commercializing the Aquadex SmartFlow™ system for ultrafiltration therapy. CHF Solutions is headquartered in Minneapolis, Minn., with wholly-owned subsidiaries in Australia and Ireland. The company has been listed on the Nasdaq Capital Market since February 2012.

About Aquadex SmartFlow System

The Aquadex SmartFlow system delivers clinically proven therapy using a simple, flexible and smart method of removing excess fluid from patients suffering from hypervolemia (fluid overload). The Aquadex SmartFlow system is indicated for temporary (up to 8 hours) or extended (longer than 8 hours in patients who require hospitalization) use in adult and pediatric patients weighing 20 kg or more whose fluid overload is unresponsive to medical management, including diuretics. All treatments must be administered by a health care provider, within an outpatient or inpatient clinical setting, under physician prescription, both having received training in extracorporeal therapies.

Forward-Looking Statements

Certain statements in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the closing of the offering of securities.  Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risk associated with our expectations regarding the potential impacts of the COVID-19 pandemic on our business operations, our ability to execute on our commercial strategy, the possibility that we may be unable to raise sufficient funds necessary for our anticipated operations, our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. CHF Solutions does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS

INVESTORS:

Claudia Napal Drayton
Chief Financial Officer, CHF Solutions, Inc.
952-345-4205
ir@chf-solutions.com

MEDIA:

Jessica Stebing
Health+Commerce
260-336-6202
jstebing@healthandcommerce.com